Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Lions Gate Entertainment Corp. and Lions Gate Entertainment Inc. for the registration of common shares, debt securities and related guarantees, and to the incorporation by reference therein of our reports dated (a) June 1, 2009, except Note 2, as to which the date is October 13, 2009, with respect to the consolidated financial statements of Lions Gate Entertainment Corp. as of March 31, 2009 and 2008, and for each of the three years in the period ended March 31, 2009, included in its Current Report on Form 8-K dated October 13, 2009, (b) June 1, 2009, with respect to the financial statement schedule and the effectiveness of internal control over financial reporting of Lions Gate Entertainment Corp. as of March 31, 2009, included in its Annual Report on Form 10-K for the year ended March 31, 2009, and (c) February 19, 2009, with respect to the combined financial statements of Network Business (a business unit of Macrovision Solutions Corporation) as of December 31, 2008 and 2007, and for the period from May 2, 2008 through December 31, 2008, the period from January 1, 2008 through May 1, 2008 and the years ended December 31, 2007 and 2006, included in its Current Report on Form 8-K/A dated May 13, 2009, all filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Los Angeles, California
February 16, 2010